Exhibit 99.1

NEWS RELEASE	1101 E. Arapaho Road, Suite 200 Richardson, TX 75081 (972) 234-6400

Contact

Julia Kramer

jkramer@intrusion.com

P: 972-301-3635

Intrusion Inc. Appoints Anthony LeVecchio to its Board of Directors

Richardson, Texas – August 6, 2020 – INTRUSION Inc. (OTCQB: INTZ), (“INTRUSION”) announced today that its Board of Directors has named Anthony (Tony) LeVecchio as it’s newest board member, increasing the board to seven members.

“We are excited to have Tony join INTRUSION’s Board of Directors. He is an experienced executive and has served as a board member of many companies both public and private over the years.” said Jack B. Blount, INTRUSION President and CEO. “I’ve worked with Tony on several boards over the past twenty-five years and he has always been a strategic resource to me on acquisitions, strategic partnerships and distributor agreements.”

Anthony J. LeVecchio is President and Owner of The James Group, Inc., a general business consulting firm that has advised CEOs across a wide range of industries in both public and private companies.

LeVecchio has served on the board of over 20 private companies ranging from pre-revenue startups to companies with over $100 million in annual revenues. In this capacity, he has guided companies through all phases of corporate growth including startup operations; achieving profitability; asset, debt and equity financing; merger and acquisitions and implementation of corporate governance best practices.

His previous board experience includes serving as Chairman of the Board of LegacyTexas Bank (LTXB) and as Co-chairman of the Board for UniPixel, Inc. (UNXL). LeVecchio has also served on boards for Microtune, Inc., DG FastChannel, Inc., Maxum Health, Inc., Medical Alliance and ASDS.

As a public company director, he has experience with IPOs; secondary offerings; Sarbanes Oxley preparedness and qualification for 404 accelerated filers; NASDAQ de-listing and relisting; SEC stock option backdating investigations and class action lawsuit resolution; and Dodd Frank implementation.

In addition to his business activities, Mr. LeVecchio is a lecturing professor in the School of Management at University of Texas, Dallas, and is a member of the advisory board for The Institute for Excellence in Corporate Governance at UTD. In 2014, he was named as an Outstanding Public Company Director by the Dallas Business Journal. He has participated as a speaker and panelist on several occasions for Bank Director and Corporate Board Member.

Prior to forming The James Group in 1988, Mr. LeVecchio was the Senior Vice President and Chief Financial Officer for VHA Southwest, Inc., a regional healthcare system. Previous to that, Mr. LeVecchio held financial management positions with Phillips Information Systems, Exxon Office Systems and Xerox Corporation.

Mr. LeVecchio received a Bachelor of Economics from Rollins College, Winter Park, Florida and an M.B.A. in Finance from the same institution where he remains an active alumnus and a former member of their Board of Trustees.

About INTRUSION Inc.

INTRUSION Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. INTRUSION’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.